NEWS RELEASE
www.agcocorp.com

For Immediate Release

CONTACT:                     Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO APPOINTS NIELS PÖRKSEN TO ITS BOARD OF DIRECTORS

DULUTH, GA – October 21, 2021 – AGCO, Your Agriculture Company, (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural machinery and precision ag technology, announced today the election of Niels Pörksen to its Board of Directors effective October 21, 2021. “We are delighted to have Niels join our Board,” said Eric Hansotia, Chairman, President and CEO of AGCO Corporation. “His European experience and wealth of knowledge in the global agricultural industry will be invaluable as we continue to evolve AGCO’s smart solutions for our farmer customers. He will provide an important perspective and contribution to our Board.”

Roy Armes is retiring from the Board of Directors effective October 21, 2021. “Roy has made an extraordinary contribution to AGCO and its Board and we are extremely grateful for Roy’s guidance and leadership over the years,” Mr. Hansotia added.

Mr. Pörksen, who is 58, is Chairman and Chief Executive Officer at Südzucker AG (XTRA- SZU), the largest global sugar producer which is headquartered in Mannheim, Germany. Mr. Pörksen joined Südzucker in 2020. Previously, he served as Group Executive of Portfolio Solutions at Nufarm, a leading agricultural chemical company in Australia. Prior to Nufarm, he held various leadership positions with BASF in Germany. Mr. Pörksen earned a master’s degree and a PhD, in Agricultural Sciences from the University of Kiel, Christian-Albrechts-Universität Kiel, Germany.

About AGCO:
AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio including core brands like Challenger, Fendt, GSI, Massey

Ferguson and Valtra. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $9.1 billion in 2020. For more information, visit www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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